Exhibit 10.4

January 7, 2021

Leo Holdings Corp. II

100 Wilshire Boulevard

Los Angeles, CA 90401

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

As Representatives of the several Underwriters

Re: Initial Public Offering

Ladies and Gentlemen:

This letter is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Leo Holdings Corp. II, a Cayman Islands exempted company (the “Company”) and Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, as representatives (the “Representatives”) of the several underwriters named in Schedule I thereto (the “Underwriters”), relating to an underwritten initial public offering (the “IPO”) of the Company’s units (the “Units”), each unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-quarter of one redeemable warrant, each whole warrant exercisable for one Class A Ordinary Share (each, a “Warrant”). Certain capitalized terms used herein are defined in paragraph 10 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon the undersigned as a shareholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.

If the Company solicits approval of its shareholders of a Business Combination, the undersigned will vote all shares beneficially owned by it, whether acquired before, in or after the IPO, in favor of such Business Combination. It is acknowledged and agreed that the Company shall not enter into a definitive agreement regarding a proposed Business Combination without the prior consent of the Leo Investors II Limited Partnership.

2.

In the event that the Company fails to consummate a Business Combination within the time period set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time (the “Charter”), the undersigned will, as promptly as possible, take all necessary actions to cause the

Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the IPO Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account not previously released to the Company (less taxes payable and up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding IPO Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the cases of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The undersigned hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account and any remaining net assets of the Company as a result of such liquidation with respect to the Founder Shares owned by the undersigned. However, if the undersigned has acquired IPO Shares in or after the IPO, it will be entitled to liquidating distributions from the Trust Account with respect to such IPO Shares in the event that the Company fails to consummate a Business Combination within the time period set forth in the Charter. In the event of the liquidation of the Trust Account, the undersigned agrees that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the assets in the Trust Account, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, pursuant to the Underwriting Agreement. The undersigned acknowledges and agrees that there will be no distribution from the Trust Account with respect to any Warrants, all rights of which will terminate on the Company’s liquidation.

3.

The undersigned acknowledges and agrees that prior to entering into a definitive agreement for a Business Combination with a target business that is affiliated with the undersigned or any Insiders of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company must obtain an opinion from an independent investment banking firm, which is a member of the Financial Industry Regulatory Authority, or an independent accounting firm that such Business Combination is fair to the Company’s unaffiliated shareholders from a financial point of view.

4.

Neither the undersigned nor any affiliate of the undersigned will be entitled to receive and will not accept any compensation or other cash payment prior to, or for services rendered in order to effectuate, the consummation of the Business Combination; provided that the Company shall be allowed to make the payments set forth in the Registration Statement adjacent to the caption “Prospectus Summary—The Offering— Limited payments to insiders.”

5.

(a) The undersigned agrees that the Founder Shares may not be transferred, assigned or sold (except to certain permitted transferees as described in the Registration Statement and herein) (the “Lockup”) until the earlier to occur of: (1) one year after the completion of a Business Combination or (2) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares will be released from the Lockup.

(b)

The undersigned will not, without the prior written consent of the Representatives pursuant to the Underwriting Agreement, offer, sell, contract to sell, pledge, hedge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any other Units, Class A Ordinary Shares, Warrants of the Company or any securities convertible into, or exercisable, or exchangeable for, Class A Ordinary Shares or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement.

(c)

The undersigned agrees that until the Company consummates an initial Business Combination, the undersigned’s Private Placement Warrants will be subject to the transfer restrictions described in the Private Placement Warrants Purchase Agreement relating to the undersigned’s Private Placement Warrants.

(d)

Notwithstanding the provisions set forth in paragraphs (a) and (c), transfers, assignments and sales of the Founder Shares, Private Placement Warrants and Class A Ordinary Shares underlying the Private Placement Warrants or issued upon conversion of the Founder Shares are permitted (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the undersigned or their affiliates, or any affiliates of the undersigned; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Class A Ordinary Shares were originally purchased; (vi) by virtue of the undersigned’s organizational documents upon liquidation or dissolution of the undersigned; (vii) to the Company for no value for cancellation in connection with the consummation of a Business Combination; (viii) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

(e)

The undersigned acknowledges and agrees that if, in order to consummate any Business Combination, the holders of Founder Shares or Private Placement Warrants are required to contribute back to the capital of the Company a portion of any such securities to be cancelled by the Company or transfer any such securities to third parties, the undersigned will contribute back to the capital of the Company or transfer to such third parties, at no cost, a proportionate number of Founder Shares or Private Placement Warrants, as applicable, pro rata with the other holders of Founder Shares or Private Placement Warrants, as applicable.

6.	The undersigned has full right and power, without violating any agreement by which it is bound, to enter into this letter agreement.

7.

The undersigned hereby waives any right to exercise redemption rights with respect to any of the Company’s ordinary shares owned or to be owned by the undersigned, directly or indirectly, whether such shares be part of the Founder Shares or IPO Shares, and agrees not to seek redemption with respect to such shares (or sell such shares to the Company in any tender offer) in connection with any vote to approve a Business Combination.

8.

The undersigned hereby agrees to not propose, or vote in favor of, an amendment to Article 49.4 of the Charter prior to the consummation of a Business Combination unless the Company provides public shareholders with the opportunity to redeem their Class A Ordinary Shares upon such approval in accordance with such Article 49.4 thereof.

9.

This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the undersigned hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

10.

As used herein, (i) a “Business Combination” shall mean a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities; (ii) “Insiders” shall mean all officers, directors and sponsors of the Company immediately prior to the IPO; (iii) “Founder Shares” shall mean all of the Class B Ordinary Shares of the Company acquired by an Insider prior to the IPO; (iv) “IPO Shares” shall mean the Class A Ordinary Shares issued in the Company’s IPO; (v) “Private Placement Warrants” shall mean the warrants that are being sold privately by the Company simultaneously with the consummation of the IPO; (vi) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Company’s IPO and sale of the Private Placement Warrants will be deposited; and (vii) “Registration Statement” means the Company’s registration statement on Form S-1 (SEC File No. 333-249676) filed with the Securities and Exchange Commission.

11.

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

12.

The undersigned acknowledges and understands that the Underwriters and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO. Nothing contained herein shall be deemed to render the Underwriters a representative of, or a fiduciary with respect to, the Company, its shareholders or any creditor or vendor of the Company with respect to the subject matter hereof.

13.

This letter agreement shall be binding on the undersigned and such person’s successors, heirs, personal representatives and assigns. This letter agreement shall terminate on the earlier of (i) the consummation of a Business Combination and (ii) the liquidation of the Company; provided, that such termination shall not relieve the undersigned from liability for any breach of this agreement prior to its termination.

[Signature Page Follows]

LEO INVESTORS II LIMITED PARTNERSHIP

By: Leo Investors GP II Ltd., its general partner

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	Director

Acknowledged and Agreed:

LEO HOLDINGS CORP. II

By:	/s/ Simon Brown
Name: /s/ Simon Brown
Title: Secretary